EXHIBIT 5.1

                           OPINION OF KRANITZ & PHILIPP
                          AS TO THE LEGALITY OF THE UNITS


                          [KRANITZ & PHILIPP LETTERHEAD]

                                February 2, 2002


Mentor Capital Consultants, Inc.
4940 Pearl East Circle, Suite 104
Boulder, Colorado 80301

Ladies and Gentlemen:

  We have acted as counsel to Mentor Capital Consultants, Inc., a Delaware corporation ("Company"), in connection with the proposed public offering by the Company of 875,000 investment units ("Units"), each Unit consisting of two shares of its common stock, par value $0.0001 per share ("Common Stock") and two warrants ("Warrants") to purchase additional shares of Common Stock. One Warrant entitles the holder to purchase one additional share of Common Stock for the price of $3.00; the second Warrant entitles the holder to purchase one additional share of Common Stock for the price of $4.00.

  In connection with such proposed public offering of Units, the Company has filed with the Securities and Exchange Commission a registration statement ("Registration Statement") on Form SB-2, relating to the registration of the Units under the Securities Act of 1933, as amended ("Securities Act"). Unless otherwise defined herein, capitalized terms used in this opinion shall have the meanings set forth in the Accord identified in the following paragraph.

  This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord ("Accord") of the American Bar Association Section on Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the federal laws of the United States and the laws of the State of Wisconsin.

  In preparing this Opinion Letter, we have examined the Registration Statement, including the certificate of incorporation and bylaws of the Company and the warrant agreements by and between the Company and Grafton State Bank, in each case as filed as exhibits to the Registration Statement. We have also examined originals or photostatic, certified or conformed copies of all such agreements, documents, instruments, corporate records, certificates of public officials, public records and certificates of officers of the Company as we have deemed necessary or appropriate in the circumstances. In addition to the assumptions set forth in Section 4 of the Accord, we have relied upon factual representations made to us by the Company.

Mentor Capital Consultants, Inc.
February 2, 2002
Page 2


  Based upon such examination and review, we are of the opinion that the Common Stock and Warrants (including Common Stock issuable upon the exercise of Warrants) proposed to be sold by the Company as provided in the Registration Statement have been duly authorized for issuance and, subject to the Registration Statement becoming effective under the Securities Act and to compliance with applicable state securities laws, such Common Stock and Warrants as are sold and delivered as described in the Registration Statement (including Common Stock issued upon the exercise of Warrants), will be legally and validly issued, fully paid and non-assessable.

  We consent to the filing of this Opinion Letter as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus which forms a part of the Registration Statement.


                                           Very truly yours,

                                         /s/ KRANITZ & PHILIPP
                                           KRANITZ & PHILIPP